TRANSAMERICA INCOME SHARES, INC.

                         RESULTS OF SHAREHOLDER PROXY

Rule 30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and to provide final results. Accordingly, the Board of Directors of the Fund solicited a vote by the shareholders for the following item:

At the annual meeting of shareholders held on July 11, 2013, the results of Proposal 1 were as follows:

Proposal 1:  To elect four Directors to serve as Class I Directors for three year terms, and until their successors are duly elected and qualify.

Proposed
Director                  For       Against/Withheld Abstentions Broker Non-Votes
--------             -------------- ---------------- ----------- ----------------
Leo J. Hill          $5,189,213.035   $162,530.052       --             --
Eugene M. Mannella   $5,186,113.313   $165,629.774       --             --
Patricia L. Sawyer   $5,193,376.629   $158,366.458       --             --
Alan F. Warrick      $5,187,546.947   $164,196.140       --             --